Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP INCREASES COST REDUCTIONS BY $6.0 MILLION IN UPDATED PROFIT IMPROVEMENT PLAN

DALTON, GEORGIA (February 4, 2019) -- The Dixie Group, Inc. (“the Company”) (Nasdaq: DXYN) has updated its previously announced profit improvement plan to reflect further cost reductions and additional charges associated with the plan’s implementation. The Company has committed to the updated plan as part of its continuing efforts to improve efficiencies and streamline operations to more closely align its operating structure with its business and value creation strategy. The updated plan increased estimated cost reductions by $6.0 million to a total of $17.1 million.
Commenting on the revised plan, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We updated the plan after a review of all departments and operations to speed our return to profitability. The updated plan involves (i) a reduction of an additional 46 positions, bringing the total headcount reduction to approximately 329 positions since the beginning of 2018 or 17% of our workforce, (ii) additional write-down of certain obsolete, underutilized and impaired inventories, manufacturing and intangible assets and (iii) the previously announced closure of two of our commercial manufacturing operations and consolidation of those activities into other facilities. We will have incurred substantially all of the costs of implementing the revised plan by the end of the first quarter with anticipated ongoing cost reductions being substantially realized by the third quarter of 2019.”
In connection with the revised plan, the Company expects to incur a pre-tax restructuring and asset impairment charge in the fourth quarter of 2018 of approximately $6.1 million and further charges in early 2019 of approximately $2.1 million. The cost of the entire plan is estimated to be approximately $11.1 million, comprised of severance expenses ($2.0 million), facility shutdown expenses ($780 thousand), equipment relocation and infrastructure changes ($3.1 million), inventory impairments ($2.7 million) and non-cash impairment of equipment and intangible assets ($2.5 million). In its current form, the restructuring plan is expected to be substantially complete in the first quarter of 2019. The plan is expected to yield gross annual cost reductions, once fully implemented later in 2019, of approximately $17.1 million as compared to our previous estimate of $11.1 million as detailed below.

Plan	Total Costs Incurred as of 9-29-2018	Costs Incurred during Q4 2018	Total Costs Incurred as of 12-29-2018	Total Anticipated Costs
Profit Improvement Plan	1,565	2,228	3,793	5,906
Asset Impairments	349	2,131	2,480	2,480
Inventory Impairments in cost of sales	963	1,738	2,701	2,701
Total Cost	2,877	6,097	8,974	11,087

Plan	Total Cost Reductions as of 9-29-2018	Additional Cost Reductions	Total Cost Reductions anticipated as of 2-5-2019
Profit Improvement Plan	11,124	5,626	16,750
Asset Impairments	0	305	305
Total All Plans	11,124	5,931	17,055

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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